Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               DIRECT INSITE CORP.

            DIRECT INSITE CORP., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

            DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Board of Directors of the Company (the "Board of Directors") by the Certificate of Incorporation of the Company, at a meeting duly held on April 5, 2003, the Board of Directors adopted resolutions
(i) ratifying its increase, as of December 8, 2002, in the number of shares of preferred stock, par value $0.0001 per share, of the Company ("Preferred Stock") designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock") to 116,823, or an increase of 23,365 shares, (ii) authorizing a further increase in the number of shares of Preferred Stock designated as the Series A Preferred Stock to 134,680, or a further increase of 17,857 shares, and (iii) filing of a certificate of amendment to the Certificate of Incorporation restating the Certificate of Designation, as previously and thereby amended, as follows:

            RESOLVED, that the Company be, and hereby is, authorized, empowered and directed to ratify the designation, as of December 8, 2002, of an additional 23,365 shares of the Company's preferred stock, par value $0.0001 per share ("Preferred Stock"), as Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock"), all of which shall have the powers, designations, preferences and other special rights set forth in the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company as filed with the Secretary of State of Delaware on October 3, 2002, as amended by a Certificate of Amendment dated as of December 20, 2002 and a Certificate of Amendment dated as of January 2, 2003, as the same may be further amended; and it is further

            RESOLVED, that the Company be, and hereby is, authorized, empowered and directed to designate further an additional 17,857 shares of the Company's Preferred Stock as Series A Preferred Stock, so that the aggregate number of shares of Preferred Stock designated as Series A Preferred Stock equals 134,680, all of which shall have the powers, designations, preferences and other special rights set forth in the Certificate of Designation, as the same may have been or may in the future be amended.



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1.     The name of the corporation is Direct Insite Corp. A Certificate of
Amendment to the certificate of designation, preferences and rights of Series A Convertible Preferred Stock of the Company (the "Certificate of Designation:") was filed on January 2, 2003, a Certificate of Amendment to the Certificate of Designation was filed on December 20, 2002, and the original Certificate of Designation was filed on October 3, 2002.

2. The Certificate of Designation, as previously amended, is amended by (i) re-designating the sentence following the heading of Section 1 of the Certificate of Designation as paragraph (a) of said Section 1, (ii) by adding a new paragraph (b) to said Section 1, (iii) amending the definition of "Average Price" contained in paragraph (a) of Section 1, (iv) amending the provisions of paragraph (b) of Section 4 hereof, (v) amending the provisions of paragraph (b) of Section 9 hereof, and as hereby restated, shall read in its entirety, as follows:

      "1. Certain Definitions.

                  (a) Except for any terms that are defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

                        "Automatic Conversion Event" means any of the following events occurring on or after April 10, 2003: (i) the closing of a Public Offering and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are covered by, and are registered pursuant to, a then current registration statement declared effective by the Securities and Exchange Commission and then remaining effective; or (ii) the first Business Day immediately following any period of 20 consecutive Trading Days following April 10, 2003, during which period the Closing Price equals or exceeds three times the Conversion Price, as defined in this
      Section 1(a) (as the same may be adjusted hereunder) (a "Trading Conversion Event"); provided, however, that the maximum number of shares of Series A Preferred Stock automatically convertible into Common Stock upon the occurrence of a Trading Conversion Event, shall not exceed one-tenth (1/10) of the aggregate volume of shares of Common Stock traded during such 20-day period; and provided further, that notwithstanding anything contained in this clause (ii) to the contrary, during the period of 90 days commencing on the Automatic Conversion Date for a Trading Conversion Event (as defined below), no further automatic conversion of shares of Series A Preferred Stock shall occur pursuant to this clause
      (ii) and no Trading Conversion Event shall be deemed to have occurred; or
      (iii) September 25, 2005. The date on which the automatic conversion shall be effected in connection with an Automatic Conversion Event shall be (A) in the case of clause (i) above, the date of closing of a Public Offering,
      (B) in the case of clause (ii) above, the first Business Day immediately following the last day of the 20-day period during which the Closing Price equals or exceeds three times the Conversion Price as set forth in clause
      (ii) of this definition and (C) in the case of clause (iii) above, September 25, 2005 (each such date, an "Automatic Conversion Date").

                        "Average Price" means, with respect to any shares of stock or securities, including the Common Stock, on any date of determination, the average for the twenty (20) consecutive Trading Days preceding and including such date of determination of the reported last sale prices per share on the principal national securities



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


      exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if last sale prices are not available, the average for the twenty (20) consecutive Trading Days preceding and including the date of determination of the average of the closing bid and asked prices per share or security in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, provided, however, that in no event shall the Average Price be less than $2.13 per share, as to any shares that may be issued in respect of the Series A Preferred Stock issued on October 4, 2002, $2.14 per share, as to any shares that may be issued in respect of the Series A Preferred Stock issued on January 2, 2003, and $1.40 per share, as to any shares that may be issued in respect of the Series A Preferred Stock issued on June 3, 2003.

                         "Board of Directors" means the Board of Directors of the Company.

                         "Business Day" means any day, other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

                         "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended to date and as the same may be further amended from time to time hereafter.

                         "Closing Price" means, with respect to any shares of Common Stock, on any Trading Day, the reported last sale price per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if the last sale price is not available, the average of the closing bid and asked prices per share or security on each Trading Day in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

                         "Common Stock" means the common stock, $.0001 par value, of the Company, including the stock into which the Series A Preferred Stock is convertible, and any capital stock of any class of the Company thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

                         "Conversion Price" means $2.14 per share of Series A Preferred Stock being converted, as adjusted pursuant to the provisions of
      Section 4(d) hereof.



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                         "Dividend Payment Dates" means September 25, 2004 and
      September 25, 2005, or if either date occurs on a day that is not a Business Day, the next Business Day.

                         "Holder" means each Person in whose name any shares of Series A Preferred Stock are issued, as well as the name and address of each Person to whom and such shares are transferred pursuant to the terms hereof.

                         "Issuance Date" means the first date of issuance of the Series A Preferred Stock.

                         "Liquidation Event" means any of the following transactions, which, other than any involuntary liquidation, dissolution, or winding up (including by reason of bankruptcy laws) shall have been authorized by resolution or written consent of the Board of Directors: any voluntary liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into any Person that is not an individual or group of individuals in a transaction in which the Company is not the surviving entity or any transaction or series of related transactions pursuant to which any Person or group of Persons (other than any Persons that is a Holder, the officers and directors of the Company on the Issuance Date, and each of their respective Affiliates) acquires 50% or more of the total voting power of the Company.

                         "Liquidation Preference" means the Stated Value as adjusted plus all accrued and unpaid dividends per share of Series A Preferred Stock outstanding.

                         "Person" means any individual, company, corporation, partnership, limited liability company, trust, division, governmental, quasi-governmental or regulatory entity or authority or other entity.

                         "Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement on form S-4 or S-8 or any successor form thereto) under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public at an aggregate offering price providing for anticipated gross proceeds to the Company as seller of not less than $10,000,000, before deducting underwriting commissions; provided that the offering price per share of Common Stock is equal to or in excess of three times the Conversion Price, as defined in this Section 1(a) (as the same may be adjusted for stock splits, stock dividends, combinations, recapitalizations and other like occurrences).

                         "Securities Act" shall mean the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                         "Series A Liquidation Amount" shall mean the
      Liquidation Preference per share.



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


                         "Stated Value" means $21.40 (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalization and like occurrences affecting the Series A Preferred Stock and dividends and other distributions of indebtedness or assets of the Company to the Holders).

                         "Trading Day" means (i) if the relevant stock or security is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National or SmallCap Markets or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

                  (b) Omnibus Modification to Certain Definitions. Anything to the contrary contained in paragraph (a) of this Section 1 notwithstanding, the following terms, as used herein, have the following meanings, but solely with respect to the 17,857 shares of Series A Preferred Stock issued pursuant to a Stock Purchase and Registration Rights Agreement dated as of June 3, 2003, and the definitions contained in this paragraph (b) shall apply to all determinations and calculations made pursuant to this Certificate of Designation with respect to such shares issued on such date, including, but not limited to, dividends and voting rights, but shall not apply to determination of the definition of "Public Offering":

                         "Conversion Price" means $1.40 per share of Series A Preferred Stock being converted, as adjusted pursuant to the provisions of
      Section 4(d) hereof.

                         "Issuance Date" means the first date of issuance of the Series A Preferred Stock.

                         "Liquidation Preference" means the Stated Value (as defined in this paragraph (b)), as adjusted plus all accrued and unpaid dividends per share of Series A Preferred Stock outstanding.

                         "Series A Liquidation Amount" shall mean the
      Liquidation Preference per share as defined in this paragraph (b) of this
      Section 1.

                         "Stated Value" means $14.00 (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalization and like occurrences affecting the Series A Preferred Stock and dividends and other distributions of indebtedness or assets of the Company to the Holders).

      2. Dividends.



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                  (a) The holders of the shares of Series A Preferred Stock
      shall be entitled to receive dividends out of funds legally available for the payment of dividends, which shall begin to accrue on and be cumulative from and after the Issuance Date whether or not such dividends have been declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends. The amount of such dividends per share of Series A Preferred Stock (the "Dividend Amount") shall be equal to the amount derived by multiplying (i) the Stated Value per share of such Series A Preferred Stock plus the amount of all previously accrued but unpaid dividends per such share by
      (ii) nine and one half percent (9 1/2%) per annum, compounded quarterly. The Dividend Amount then accrued shall be payable on each Dividend Payment Date, at the option of each Holder either (i) in cash or (ii) in kind, by the issuance of shares of Common Stock in lieu of cash. The number of shares of Common Stock issuable on each Dividend Payment Date to each Holder electing to receive dividends in kind shall be determined by (A) dividing the Dividend Amount payable per share by the Average Price and
      (B) multiplying the result of such division by the number of shares of Series A Preferred Stock registered to such Holder and then outstanding on the applicable Dividend Payment Date. So long as any shares of Series A Preferred Stock shall be outstanding, no dividends shall be declared, set apart or paid on, nor shall the Company purchase, redeem or otherwise acquire, or sell to any subsidiary of the Company any Common Stock of the Company or any capital stock of the Company that ranks junior to the Series A Preferred Stock in respect of dividends, unless all Dividend Amounts unpaid and accrued shall have first been paid or made available for payment to the Holders of then outstanding shares of Series A Preferred Stock as provided in this Section 2(a).

                  (b) The amount of dividends payable for any period shorter than a full year shall be determined on the basis of twelve 30-day months and a 360-day year.

                  (c) Without limiting any of the foregoing, in the event that
      (i) all dividends then accrued and payable hereunder shall not have been paid in full or made available for payment to the Holders then entitled to receive such dividends hereunder, and (ii) funds legally available for the payment of dividends are insufficient to permit payment in full to all such Holders of the full Dividend Amount to which such Holders are then entitled, then the entire amount available for payment of dividends by the Company shall be distributed ratably among all such Holders in proportion to the full Dividend Amount to which they would otherwise be respectively entitled.

      3. Liquidation.

                  (a) Upon any Liquidation Event, each Holder of shares of Series A Preferred Stock then outstanding shall be paid the Series A Liquidation Amount per share immediately before the making of any distributions of any shares of Common Stock or any other class of capital stock of the Company ranking junior to the Series A Preferred Stock whether now existing or hereafter created to the Holders; provided, however, that in lieu of receiving payment of the Series A Liquidation Amount pursuant to this Section 3, each Holder of Series A Preferred Stock then outstanding shall have the right to elect the benefits of the provisions of Section 4(d)(iv) hereof (if applicable).



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


                  (b) If, upon the occurrence of any Liquidation Event, after giving effect to the election of any Holder to receive the benefits of
      Section 4(c)(iv) hereof, if applicable, the assets of the Company available for distribution to the Holders not so electing shall be insufficient to permit the payment in full of the Series A Liquidation Amount per share then outstanding, then the assets of the Company shall be ratably distributed among such non-electing Holders, to the extent applicable.

                  (c) Written notice of a Liquidation Event, stating the date(s) established by the Board of Directors for determining Holders (of record) and payment of the Series A Liquidation Amount, the amount of Series A Liquidation Amount payable and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than thirty (30) or more than sixty (60) days prior to the payment date stated therein, to each Holder of then outstanding shares of Series A Preferred Stock at such Holder's mailing address as shown in the books and records of the Company.

      4. Conversion. The shares of Series A Preferred Stock shall be (i) subject to the following conversion terms and the Holders of the Series A Preferred Stock shall have the right or be required to convert their shares of Series A Preferred Stock into shares of Common Stock as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Preferred Stock issued and outstanding from time to time is convertible, at the option of the Holder, without the payment of any additional consideration by the Holder thereof, into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) the then current Conversion Price, as last adjusted and then in effect (the "Applicable Conversion Ratio").

                  (b) Automatic Conversion. Upon an Automatic Conversion Event, each share of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the then effective Applicable Conversion Ratio, provided, however, that upon a Trading Conversion Event, the number of shares of Series A Preferred Stock that shall be converted into Common Stock shall be limited as set forth in the definition of Automatic Conversion Event set forth herein. Where less than all of shares of the Series A Preferred Stock outstanding are converted, they shall be converted, at the election of the Holder, either in the same order in which they were purchased or in reverse order of their purchase.

                  (c ) Fractional Shares; Mechanics of Conversion.


                        (i) No fractional shares of Common Stock shall be issued
                  upon conversion of any shares of Series A Preferred Stock. In lieu of any fractional shares to which a Holder would otherwise be entitled, the Company shall pay cash subject, however, to the terms of Section 4(c)(vi) hereof.

                        (ii) Except in. the case of an Automatic Conversion
                  Event pursuant to Section 4(b) hereof, before any Holder may convert the same into shares of Common Stock, such Holder shall surrender to the Company or the transfer agent



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                  for the Series A Preferred Stock designated by the Company for such purpose, the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly endorsed or signed in blank, at the principal office of the Company or such transfer agent, and shall give written notice to the Company at such office stating that such Holder elects to convert such shares or a portion thereof and stating the name (or names) in which the shares of Common Stock are to be issued and the address to which such shares shall be sent. Any conversion of Series A Preferred Stock at the election of a Holder shall be deemed to have been effected on the Business Day immediately prior to the close of business on the date upon which the aforesaid delivery is made (a "Conversion Date").

                        (iii) On an Automatic Conversion Date, any Holder
                  entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of all such shares of Common Stock on such Automatic Conversion Date, whether or not such Holder shall have surrendered the certificate or certificates representing such Holder's shares of Series A Preferred Stock. The Company shall, as promptly as practicable thereafter, issue and deliver to such Holder at such Holder's mailing address contained in the books and records of the Company, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid, together with cash in lieu of any fractional interest in a share of Common Stock as provided above.

                        (iv) The Holders entitled to receive shares of Common
                  Stock upon any conversion of Series A Preferred Stock, whether pursuant to an Automatic Conversion Event or at the option of the Holder, shall be deemed to have become a holder of such Common Stock of record immediately prior to the close of business on the applicable Conversion Date or Automatic Conversion Date, as the case may be, unless the transfer books of the Company are closed on that Date, in which event such Holder shall be deemed to have become a holder of Common Stock of record immediately prior to the close of business on the next succeeding date on which the transfer books are open, but the Conversion Price (as the same may be adjusted for stock splits, stock dividends, combinations, recapitalizations and other like occurrences) shall be that that in effect on the Conversion Date or Automatic Conversion Date, as the case may be.

                        (v) Upon any conversion of only a portion of the shares
                  covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the shares represented by the certificate so surrendered.

                        (vi) If more than one share of Series A Preferred Stock
                  shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on



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                  the basis of the aggregate number of shares of such Series A
                  Preferred Stock so surrendered and the cash payment in lieu of fractional shares shall be determined after such aggregation.

                  (d) Conversion Price Adjustments. The Conversion Price (as the same may be adjusted for stock splits, stock dividends, combinations, recapitalizations and other like occurrences) shall be subject to adjustment from time to time as follows:

                        (i) Adjustment for Stock Splits, Subdivisions and
                  Combinations. If the Company, at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series A Preferred Stock pursuant to Section 4(b) hereof (A) effects a subdivision or split of the outstanding Common Stock without a corresponding subdivision or split of the Series A Preferred Stock or (B) combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, then, in each case, the Applicable Conversion Ratio in effect immediately prior to the effective date of such subdivision, split or combination, as the case may be, shall be adjusted so that each Holder of any shares of Series A Preferred Stock then issued and outstanding and thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such Holder would have been entitled to receive immediately after the happening of such subdivision, split or combination, as the case may be. An adjustment made pursuant to this subparagraph
                  (d)(i) shall become effective immediately after the effective date any applicable subdivision, split or combination.

                        (ii) Adjustment for Dividends and Distributions. If the
                  Company, at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series A Preferred Stock pursuant to Section 4(b) hereof, makes or fixes a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event, the Applicable Conversion Ratio then in effect shall be decreased as of the effective date of the issuance of such additional shares of Common Stock, or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Ratio then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to (1) the time of such issuance or (2) the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Ratio (aa) shall be recomputed accordingly as of the close of business on such record date and (bb) thereafter adjusted pursuant to this subsection (d)(ii) to reflect the actual payment of such dividend or distribution.



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


                        (iii) Adjustment for Reclassification, Exchange and
                  Substitution. If at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series A Preferred Stock pursuant to Section 4(b) hereof, the Common Stock is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise or a subdivision or combination of shares or stock dividend or a corporate reorganization, merger or consolidation, other than a Reorganization Transaction as defined in Section 4(d)(iv) hereof, in any such event, each Holder of any shares of Series A Preferred Stock then outstanding shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and/or property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted pursuant to this Certificate of Designation immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                        (iv) Reorganizations, Mergers, Consolidations or Sales
                  of Assets. If at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series A Preferred Stock pursuant to Section 4(b) hereof, there is a capital reorganization of or a similar transaction affecting the Common Stock (whether by merger, consolidation or otherwise) other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in paragraph (d)(i) or (d)(ii) of this
                  Section 4 (each such transaction described in the foregoing, a "Reorganization Transaction"), as a part of such Reorganization Transaction, provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of which they would be entitled to receive had they converted their shares of Series A Preferred Stock into shares of Common Stock on (A) the first day immediately prior to the effective date of such Reorganization Transaction or (B) the record date for such Reorganization Transaction, whichever is applicable to the Reorganization Transaction, in any such case, after the making of all adjustments otherwise required to have been made in the Applicable Conversion Ratio and the number of shares of Common Stock that the Holders are entitled to receive upon conversion of the Series A Preferred Stock pursuant to this Section 4 on or prior to such date in calculating the amount or number of securities and/or property receivable by such holders in connection with such Reorganization Transaction.

                  Upon the occurrence of a consolidation or merger of the Company that constitutes a Liquidation Event pursuant to
                  Section 3(a) hereof, each Holder shall have the option of electing treatment of its shares of Series A Preferred Stock under this Section 4(d)(iv) in lieu of Section 3(a) hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five (5) Business Days before the effective date of such event.



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                  (e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Applicable Conversion Ratio and the number of shares of Common Stock or other securities thus issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate signed by the Company's chief financial officer or chief executive officer showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder at such Holder's address as shown in the Company's books and records. The certificate of adjustment shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                  (f) Notification of Adjustment Events. In the event that the Board of Directors adopts resolutions proposing or authorizing the taking of any action that would require any adjustments of the Applicable Conversion Ratio hereunder, the Company shall give notice to each Holder, of any shares of Series A Preferred Stock then outstanding, in the manner set forth in Section 4(e), which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Applicable Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. Such notice shall be given at least ten (10) days prior to the effective date for such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (g) Payments. The Company shall pay all documentary, stamp and other taxes attributable to the issuance of shares of capital stock of the Company upon conversion of any shares of Series A Preferred Stock.

                  (h) Authorization. All shares of Common Stock which may be issued upon any conversion of the Series A Preferred Stock hereunder shall upon delivery by the Company, be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto and not subject to any preemptive rights, rights of first refusal or similar rights or other encumbrances created or suffered by the Company on or after the Issuance Date.

       5. Voting Rights

                  (a) In General. In addition to the rights hereinafter specified in this Section 5 and any other rights provided by law or the by-laws of the Company, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series A Preferred Stock is then convertible on the record date for such vote as provided in Section 4 hereof, on all matters as to which holders of Common Stock are entitled to vote (except as otherwise provided by law), in the same manner and with the same effect as such holders of Common Stock, voting together on all matters with the holders of Common Stock as a single class.

                  (b) Voting as a Class. Each share of Series A Preferred Stock issued and outstanding shall also be entitled to one vote on all matters as to which holders of Series A Preferred Stock are required to vote as a separate class pursuant to the Delaware General Corporation Law.

                  (c ) Notices. The Company shall give the holders of the Series A Preferred Stock the same notice as required to be given to holders of Common Stock by the by-laws of the Company (or Delaware law) with respect to any matter to be submitted to such holders for a vote.

      6. Principal Office; Notices. The address of the principal office of the Company is located at 80 Orville Drive, Bohemia, New York 11716. Any notice or certificate required by the Certificate of Incorporation of the Company, as amended, or this Certificate of Designation to be delivered to any Holder of Series A Preferred Stock shall be deemed given when personally delivered to such Holder or upon deposit in the United States Mail, certified mail, return receipt requested and addressed to such Holder at his or its address appearing on the books and records of the Company.

      7. Cancellation of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted or liquidated, the shares so converted or liquidated shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall be issuable by the Company as Series A Preferred Stock.

      8. Reservation of Shares. Commencing on the Issuance Date, the Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock into shares of Common Stock, the full number of shares of Common Stock deliverable upon conversion of all of the shares of Series A Preferred Stock from time to time outstanding, taking into account all adjustments required herein in the Applicable Conversion Ratio. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of Series A Preferred Stock pursuant to this Certificate of Designation, the Company shall take such corporate action as may, in the opinion of counsel to the Company, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

      9. Amendments and Other Actions.

      (a) As long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class: In any manner (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock; (ii) create any new class or series of capital stock senior to or pari passu with the Series A

      Preferred Stock with respect to (A) the right to receive dividends or (B) distributions upon a Liquidation Event or (C) anti-dilution rights.

            (b) Notwithstanding the foregoing, when authorized by resolutions of the Board of Directors, the Company may amend or supplement this Certificate without the consent of any holder of Series A Preferred Stock to cure any ambiguity, defect or inconsistency herein or make any other changes herein, provided that each such amendment or supplement shall not adversely affect the interests of the Holders thereof and that prior to the filing of any document reflecting any such changes, the Company provides the Holders written notice of any such proposed changes.

      10.   Registration and Transfer

            (a) The Company shall maintain at its principal offices (or at the offices of its transfer agent or such other office or agency as it may designate by notice to the holders of the Series A Preferred Stock) a stock register for the Series A Preferred Stock in which the Company shall record the names and addresses of the Holders.

            (b) Prior to due presentment for registration of any Permitted Transferee (as defined below) of any Series A Preferred Stock, the Company may deem and treat the person in whose name any Series A Preferred Stock is registered as the absolute owner of such Series A Preferred Stock and the Company shall not be affected by notice to the contrary.

            (c) Anything contained herein to the contrary notwithstanding, the Company shall not register as a holder of any shares of Series A Preferred Stock any proposed transferee thereof, and such proposed transferee shall not be deemed a Holder for any purposes hereunder, unless: (i) such proposed transferee (A) is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (B) provides written certification to the Company of the basis of such transferee's status as an accredited investor, which certification shall be satisfactory to the Company in its sole discretion, exercised in good faith; (C) agrees, in writing, to abide by the terms of, and to assume the obligations of the initial Holder under any written agreement between the Company and such initial Holder; and (D) is provided a copy of this Certificate of Designation (as the same may be amended from time to time), and (ii) the proposed transfer is made pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or an exemption from such registration is available.

            (d) Each certificate representing any shares of Series A Preferred Stock shall contain the following legends placed prominently on the front or back of the certificate:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE

            SECURITIES   UNDER  SAID  ACT  AND  ANY  APPLICABLE  STATE
            SECURITIES LAW OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

            DIRECT INSITE CORP. WILL FURNISH TO EACH HOLDER OF ITS SERIES A PREFERRED STOCK WHO SO REQUESTS WITHOUT CHARGE TO SUCH HOLDER WHO SO REQUESTS A COPY OF THE CERTIFICATE Of DESIGNATION SETTING FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF SUCH STOCK AND ANY OTHER CLASS OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

            (e) No service charge shall be made to any Holder for any registration, transfer or exchange.

      11. Ranking. Except as otherwise provided herein or agreed to by the initial Holder, any and all classes of capital stock of the Company, whether now existing or hereafter created, shall be deemed to rank junior to the Series A Preferred Stock as to dividends and as to the distribution of assets upon a Liquidation Event.

      12. No Redemption. The shares of Series A Preferred Stock shall not be redeemable under any circumstances whatsoever, except (i) as provided in Section 3 hereof or (ii) to the extent otherwise agreed to in writing by the Company and the holders of any such shares."

4. This amendment and restatement of the Certificate of Designation herein certified has been duly adopted at a meeting of the Board of Directors and a written consent of the Holder of the outstanding Series A Preferred Stock in lieu of a meeting has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            IN  WITNESS   WHEREOF,   Direct  Insite  Corp.   has  caused  this
Certificate of Amendment of the Certificate of Designation to be signed by its Chief Financial Officer on this 4th day of June, 2003.


                                    DIRECT INSITE CORP.


                                    By: /s/ George Aronson
                                       ---------------------------
                                    Name:  George Aronson
                                    Title: Chief Financial Officer